                                                                      Exhibit 12
                       STATEMENT OF COMPUTATION OF RATIOS



                                December 15, 1997
                               (Inception) through      Year Ended          Year Ended
                                December 31, 1997    December 31, 1998   December 31, 1999
                                ----------------     -----------------   -----------------
Earnings:

      Net Income                       $ 646,921       $ 1,588,235         $  5,142,589

      Minority Interest                        -

      Extraordinary Item                       -

      Fixed Charges                            -         5,359,633            7,920,648
                                   --------------     -------------        -------------

      Earnings                         $ 646,921       $ 6,947,868         $ 13,063,237
                                   ==============     =============        =============

Fixed Charges:

      Interest Expense                 $       -       $ 5,359,633         $  7,920,648

      Amortization of loan cost        $       -
                                   --------------     -------------        -------------

      Fixed Charges                    $       -       $ 5,359,633         $  7,920,648
                                   ==============     =============        =============

Ratio of Earnings to Fixed
      Charges                                  -             1.30x                1.65x
                                   ==============     =============        =============





                                     Year Ended          Nine Months Ended     Nine Months Ended
                                   December 31, 2000     September 30, 2000    September 30, 2001
                                   -----------------     -------------------   ------------------
Earnings:

      Net Income                    $  8,364,480             $   2,999,131        $  9,795,782

      Minority Interest

      Extraordinary Item

      Fixed Charges                   10,935,130                 8,628,191           7,793,700
                                    -------------            --------------       -------------

      Earnings                      $ 19,299,610              $ 11,627,322        $ 17,589,482
                                    =============            ==============       =============

Fixed Charges:

      Interest Expense              $ 10,935,130              $  8,628,191        $  7,793,700

      Amortization of loan cost
                                    -------------            --------------       -------------

      Fixed Charges                 $ 10,935,130              $  8,628,191        $  7,793,700
                                    =============            ==============       =============

Ratio of Earnings to Fixed
      Charges                              1.76x                     1.35x               2.26x
                                    =============            ==============       =============



